(KPMG Peat Marwick LLP Logo)
1600 Market Street               Telephone 215-299-3100     Telefax 215-299-3150
Philadelphia, PA  19103-7212     Telex 497-3852






September 21, 1998


Securities and Exchange Commission
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for Prime Bancorp, Inc., and, under the date of January 16, 1998, we reported on the consolidated financial statements of Prime Bancorp, Inc. and subsidiaries as of and for the years ended December 31, 1997 and 1996. On September 17, 1998, our appointment as principal accountants was terminated. We have read Prime Bancorp's statements included under Item 4 of its Form 8-K dated September 21, 1998, and we agree with such statements.


Very truly yours,

/s/ KPMG Peat Marwick LLP